Exhibit 10.33

[FIVE YEAR INSTALLMENT VESTING]

PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT

[                            ], Grantee:

As of the [            ] day of [               200  ] (the “Grant Date”), Health Care Property Investors, Inc., a Maryland corporation (the “Company”), pursuant to the Health Care Property Investors, Inc. 2000 Stock Incentive Plan, as amended and/or restated from time to time (the “Plan”), has granted to you, the Grantee named above, [              ] performance restricted stock units (the “Units”) with respect to [            ] shares of Common Stock on the terms and conditions set forth in this Performance Restricted Stock Unit Agreement (this “Agreement”) and the Plan. The Units are subject to adjustment as provided in Section 11(a) of the Plan. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Plan. The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) is the administrator of the Plan for purposes of your Units.

I.                                         Forfeiture of Units.

(a)                                  Forfeiture Based Upon Company Performance. Your Units will be paid only to the extent your Units are not forfeited pursuant to this Section I and only to the extent such non-forfeited Units vest pursuant to this Section I or Section II below. Your Units are subject to forfeiture if the Company’s Funds From Operations Per Share for the 2006 calendar year (the “Performance Period”) is less than [$      ]. If the Company’s Funds From Operations Per Share for the Performance Period is less than [$      ], the aggregate percentage of Units that you will forfeit will be determined in accordance with Exhibit A hereto. For purposes of this Agreement, “Funds From Operations Per Share” means the Company’s funds from operations per share during the Performance Period, as prescribed by the National Association of Real Estate Investment Trusts (NAREIT) as in effect on the first day of the Performance Period, and shall be calculated on a fully diluted basis using the weighted average of diluted shares of Common Stock outstanding during the Performance Period. Funds From Operations Per Share shall be calculated before taking into account any non-recurring charges incurred by the Company with respect to the Performance Period for (i) material strategic or financing transactions approved by the Board of Directors and (ii) impairments. The determination as to whether the Company has attained the performance goals with respect to the Performance Period shall be made by the Committee acting in good faith. The Committee’s determination regarding whether the Company has attained the performance goals (the “Committee Determination”) shall be made no later than the March 15 following the end of the Performance Period. Your Units shall not be deemed vested pursuant to any other provision of this Agreement earlier than the date that the Committee makes such determination, as required by Section 162(m) of the Code and the regulations promulgated thereunder. Any Units forfeited pursuant to this Section I(a) shall be deemed to have been forfeited as of the last day of the Performance Period.

(b)                                 Termination due to Retirement during the Performance Period. Your Units will remain outstanding during the remainder of the Performance Period and will be subject to forfeiture in the manner set forth in subsection (a) upon completion of the Performance Period if, prior to the completion of the Performance Period, your employment with the Company is terminated as a result of your Retirement. In the event of any such termination during the Performance Period, any Units not forfeited pursuant to subsection (a) shall fully vest as of the date of the Committee Determination.

(c)                                  Change in Control during the Performance Period.

(i)                                     Your Units will remain outstanding during the remainder of the Performance Period and will be subject to forfeiture in the manner set forth in subsection (a) in the event of a Change in Control occurring during the Performance Period. In such event, any Units not forfeited pursuant to subsection (a) shall fully vest as of the date of the Committee Determination; provided, however, that except as otherwise provided in any change in control or other agreement with the Company, your Units shall not be so vested if and to the extent the Units are, in connection with the Change in Control, either to be assumed by the successor or survivor corporation (or parent thereof) or to be replaced with a comparable right with respect to shares of the capital stock of the successor or survivor corporation (or parent thereof), in each case appropriately adjusted. The determination of comparability of rights shall be made by the Committee in good faith. The Committee may adopt provisions to ensure that any such acceleration shall be conditioned upon the consummation of the contemplated Change in Control.

(ii)                                  Notwithstanding the foregoing, the Committee may, in its sole and absolute discretion, take action to fully vest your Units immediately prior to, and subject to the consummation of, a Change in Control occurring during the Performance Period. Any Units that become vested in accordance with this subsection (c)(ii) shall not be subject to forfeiture in the manner set forth in subsection (a).

(d)                                 Forfeiture of Units Upon Certain Terminations of Employment. If at any time during the Performance Period, your employment with the Company is terminated (i) by the Company, or (ii) by you, excluding any termination by reason of your Retirement, death or Disability, all of your Units shall be automatically forfeited and cancelled in full effective as of such termination of employment and this Agreement shall be null and void and of no further force and effect.

II.                                     Vesting.

(a)                                  Vesting of Non-Forfeited Units. You will have no further rights with respect to any Units that are forfeited in accordance with Section I. Subject to the terms and conditions of this Agreement, your Units that (i) are not forfeited in accordance with Section I and (ii) do not otherwise vest in accordance with Section I, if any, shall vest in accordance with the following schedule, subject to your continuous service to the Company until the applicable vesting date. (Vesting amounts pursuant to the following schedule are cumulative.)

Tranche	Percentage of Non Forfeited Units that Vest	Vesting Date
1	20%	1st Anniversary of Grant Date
2	20%	2nd Anniversary of Grant Date
3	20%	3rd Anniversary of Grant Date
4	20%	4th Anniversary of Grant Date
5	20%	5th Anniversary of Grant Date

The vesting schedule requires continued employment through each applicable Vesting Date as a condition to vesting of the applicable Tranche and the corresponding rights and benefits under this Agreement. Unless otherwise expressly provided herein with respect to accelerated vesting of the Units under certain circumstances, employment for only a portion of a vesting period, even if a substantial portion, will not entitle you to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment as provided in this Agreement.

(b)                                 Termination for Death or Disability. If at any time during the Performance Period or following the completion of the Performance Period, your employment with the Company is terminated as a result of your death or Disability, your Units (to the extent not previously forfeited and otherwise unvested) shall fully vest immediately upon such termination of employment. For the avoidance of doubt, any Units that become vested in accordance with this subsection (b) during the Performance Period shall not be subject to the forfeiture provisions of Section I(a).

(c)                                  Termination by Reason of Retirement Following the Performance Period. If at any time following the completion of the Performance Period, your employment with the Company is terminated as a result of your Retirement, your Units (to the extent not previously forfeited and otherwise unvested) shall fully vest immediately upon such termination of employment.

(d)                                 No Acceleration or Vesting Upon Other Terminations. If at any time following the completion of the Performance Period, your employment with the Company is terminated (i) by the Company, or (ii) by you, excluding any termination by reason of your Retirement, death or Disability, any of your Units that remain outstanding and otherwise unvested at the time of such termination of employment shall be automatically forfeited and cancelled in full effective as of such termination of employment.

III.                                 Change in Control Following the Performance Period.

(a)                                  In the event of a Change in Control at any time following the completion of the Performance Period, your Units ( to the extent not previously forfeited and otherwise unvested) shall vest immediately prior to the effective date of the Change in Control; provided, however, that except as otherwise provided in any change in control or other agreement with the Company, your Units shall not be so vested if and to the extent the Units are, in connection with the Change in Control, either to be assumed by the successor or survivor corporation (or parent thereof) or to be replaced with a comparable right with respect to shares of the capital stock of the successor or survivor corporation (or parent thereof), in each case appropriately adjusted.

The determination of comparability of rights shall be made by the Committee in good faith. The Committee may adopt provisions to ensure that any such acceleration shall be conditioned upon the consummation of the contemplated Change in Control.

(b)                                 Notwithstanding the foregoing, in the event of a pending or threatened takeover bid or tender offer at any time following the completion of the Performance Period and pursuant to which 10% or more of the outstanding securities of the Company is acquired, whether or not deemed a tender offer under applicable state or Federal laws, or in the event that any person makes any filing under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934 with respect to the Company, the Committee may in its sole discretion:

(i)                                     Make the Units fully vested; or

(ii)                                  Make any other reasonable adjustments or amendments to the Units or substitute new units on substantially similar terms.

IV.                                 Timing and Form of Payment.

(a)                                  Distribution Date. Unless you elect otherwise on or before the Grant Date, the distribution date (the “Distribution Date”) for your Units that become vested pursuant to this Agreement will be the date that such Units vest; provided that in no event shall the Distribution Date occur earlier than the date of the Committee Determination. Distribution of your vested Units will be made by the Company in shares of Common Stock (on a one-to-one basis) on or as soon as practicable after the Distribution Date with respect to such vested Units. You will only receive distributions in respect of your vested Units and will have no right to distribution of your unvested Units unless and until such Units vest (and are not otherwise forfeited pursuant to Section I(a)). Once a vested Unit has been paid pursuant to this Agreement, you will have no further rights with respect to that Unit. You may, however, elect (a “Distribution Election”) to (A) defer your Distribution Date with respect to some or all of your vested Units and/or (B) have your vested Units distributed to you in annual installments as provided in Section IV(b), provided that such election complies with this Section IV. You may change your Distribution Election with respect to each Tranche (set forth in Section II(a) above) up to three times without the approval of the Committee, provided such Distribution Election is made in a timely manner. Any Distribution Elections with respect to a Tranche in addition to the three provided in the preceding sentence may only be made with the approval of the Committee, in its sole discretion. In order for a Distribution Election to be valid, it must be made at least one year prior to the then-existing Distribution Date with respect to the Units subject to such Distribution Election, the new Distribution Date must be at least five years after the then-existing Distribution Date with respect to such Units, and the election must otherwise be consistent with the “subsequent election” rules of Section 409A(a)(4)(C) of the Code so as to prevent application of the penalty and interest provisions of Section 409A(a)(1)(B) of the Code. Your Distribution Date with respect to any portion of your Units may not be prior to the earlier of the Vesting Date for such vested Units or the date of the Committee Determination. Distribution Elections may only be made by delivering a written election to the Company care of its General Counsel in the form attached as Exhibit B hereto.

(b)                                 Form of Distribution. Unless you elect otherwise on or before the Grant Date, distribution of your vested Units with respect to any Tranche will be made in a lump sum on or as soon as administratively practicable after your Distribution Date. You may, however, elect to have vested Units with respect to any Tranche distributed in the form of two or more annual installments over a fixed number of years, provided that each installment payment must be for a minimum of 1,000 shares of Common Stock. If you elect to have some or all of your vested Units underlying a Tranche distributed in annual installments, the first installment will be paid on or as soon as practicable after the Distribution Date with respect to such Tranche and subsequent installments will be paid on or as soon as practicable after each of the anniversaries of the Distribution Date with respect to such Tranche during your elected installment period. You may change an election you make pursuant to this Section IV(b) (or you may make an initial election in the event that you did not elect a form of payment at the time of your award and, accordingly, your Units were subject to the lump sum default payment rule) by filing a new written election with the Committee; provided that you must also elect a later Distribution Date pursuant to Section IV(a) as to any Units that are subject to such election and in no event may such an election result in an acceleration of distributions within the meaning of Section 409A of the Code so as to prevent application of the penalty and interest provisions of Section 409A(a)(1)(B) of the Code. Distribution Elections may only be made by delivering a written election to the Company care of its General Counsel in the form attached as Exhibit B hereto.

(c)                                  Hardship Distribution. If you experience an Unforeseeable Emergency (as defined below) you may elect to receive immediate distribution of some or all or your vested Units upon such Unforeseeable Emergency. Distribution upon an Unforeseeable Emergency shall be made no later than thirty (30) days following written notice to the Company care of its General Counsel of the Unforeseeable Emergency. For purposes of this Agreement, an “Unforeseeable Emergency” shall mean a severe financial hardship resulting from (i) an illness or accident of you, your spouse, or your dependent (as defined in Section 152(a) of the Code), (ii) loss of your property due to casualty, or (iii) any other similar extraordinary and unforeseeable circumstances arising as a result of events beyond your control, all as reasonably determined by the Committee in good faith. No distribution shall be made in respect of an Unforeseeable Emergency unless such Unforeseeable Emergency is not otherwise relievable by liquidation of your assets (to the extent such liquidation would not itself cause a severe financial hardship) or through reimbursement or compensation by insurance or otherwise. Any distribution of your vested Units as a result of an Unforeseeable Emergency shall be limited to the amount reasonably necessary to relieve the Unforeseeable Emergency (which may include amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution).

V.                                     Dividend Equivalent Rights. During such time as each Unit remains outstanding and prior to the distribution of such Unit in accordance with Section IV, you will have the right to receive, in cash, with respect to such Unit, the amount of any cash dividend paid on a share of Common Stock (a “Dividend Equivalent Right”). You will have a Dividend Equivalent Right with respect to each Unit that is outstanding on the record date of such dividend. Dividend Equivalent Rights will be paid to you at the same time or within 30 days after dividends are paid to stockholders of the Company. Dividend Equivalent Rights will not be paid to you with respect to any Units that are forfeited pursuant to Sections I and II, effective as of the date such Units are forfeited. You will have no Dividend Equivalent Rights as of the record date of any such cash dividend in respect of any Units that have been paid in Common Stock; provided that you are the record holder of such Common Stock on or before such record date.

VI.                                 Transferability. No benefit payable under, or interest in, the Units or this Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any such attempted action shall be void and no such benefit or interest shall be, in any manner, liable for, or subject to, your or your beneficiary’s debts, contracts, liabilities or torts; provided, however, nothing in this Section VI shall prevent transfers of your Units to the Company or by will or by applicable laws of descent and distribution. You may designate a beneficiary to receive distribution of your vested Units upon your death by submitting a written beneficiary designation to the Committee in the form attached hereto as Exhibit B. You may revoke a beneficiary designation by submitting a new beneficiary designation.

VII.                             Withholding. You will be required to pay in cash or deduction from other compensation payable to you by the Company any sums required by federal, state or local tax law to be withheld with respect to the issuance, vesting or payment of Units and the payment of Dividend Equivalent Rights. At your election and in satisfaction of the foregoing requirement, the Company will withhold shares of Common Stock underlying the Units and otherwise issuable in accordance with this Agreement, in the manner prescribed by, and subject to the limitations of, Section 12 of the Plan, in satisfaction of such withholding obligations.

VIII.                         No Contract for Employment. This Agreement is not an employment or service contract and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company, or of the Company to continue your employment or service with the Company.

IX.                                Notices. Any notices provided for in this Agreement or the Plan, including a Distribution Election, shall be given in writing and shall be deemed effectively given upon receipt if delivered by hand or, in the case of notices delivered by United States mail, five (5) days after deposit in the United States mail, postage prepaid, addressed, as applicable, to the Company or if to you, at such address as is currently maintained in the Company’s records or at such other address as you hereafter designate by written notice to the Company.

X.                                    Plan. This Agreement is subject to all the provisions of the Plan and their provisions are hereby made a part of this Agreement. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control.

XI.                                Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the Units and supersedes upon its effectiveness all other prior agreements and understandings between the parties with respect to the Units.

XII.                            Amendment. This Agreement may be amended by the Committee; provided, however that no such amendment shall, without your consent, alter, terminate, impair or adversely affect your rights under this Agreement.

XIII.                        Governing Law. This Agreement shall be construed and interpreted, and the rights of the parties shall be determined, in accordance with the laws of the State of California, without regard to conflicts of law provisions thereof.

XIV.                        Tax Consequences. You may be subject to adverse tax consequences as a result of the issuance, vesting and/or distribution of your Units. YOU ARE ENCOURAGED TO CONSULT A TAX ADVISOR AS TO THE TAX CONSEQUENCES OF YOUR UNITS AND SUBSEQUENT DISTRIBUTION OF COMMON STOCK.

XV.                            Construction. This Agreement shall be construed and interpreted to comply with Section 409A of the Code. The Company reserves the right to amend this Agreement to the extent it reasonably determines is necessary in order to preserve the intended tax consequences of the Units in light of Section 409A of the Code and any regulations or other guidance promulgated thereunder. Notwithstanding anything to the contrary contained in this Agreement or the Plan, in the event that you are to receive a payment hereunder in connection with your termination of employment (other than due to your death) at a time when you are a “specified employee” (within the meaning of Section 409A of the Code), the Company may delay the making of such payment to a date that is not earlier than the first to occur of six months and one day after your “separation from service” (within the meaning of Section 409A of the Code) or the date of your death.

[Remainder of page intentionally left blank]

Very truly yours,

HEALTH CARE PROPERTY INVESTORS, INC.

By:
Name:
Title:

Accepted and Agreed,
effective as of the date first written above.

By:
Name: [ ]

[FIVE YEAR INSTALLMENT VESTING]

EXHIBIT A

PERFORMANCE GOALS

Funds From Operations Per Share	Aggregate Percentage Forfeited
[$ ] or greater	0%
Equal to or greater than [$ ] but less than [$ ]	2%
Equal to or greater than [$ ] but less than [$ ]	4%
Equal to or greater than [$ ] but less than [$ ]	6%
Equal to or greater than [$ ] but less than [$ ]	8%
Equal to or greater than [$ ] but less than [$ ]	10%
Equal to or greater than [$ ] but less than [$ ]	12%
Equal to or greater than [$ ] but less than [$ ]	14%
Equal to or greater than [$ ] but less than [$ ]	16%
Equal to or greater than [$ ] but less than [$ ]	18%
Equal to or greater than [$ ] but less than [$ ]	20%
Equal to or greater than [$ ] but less than [$ ]	22%
Equal to or greater than [$ ] but less than [$ ]	24%
Equal to or greater than [$ ] but less than [$ ]	26%
Equal to or greater than [$ ] but less than [$ ]	28%
Equal to or greater than [$ ] but less than [$ ]	30%
Equal to or greater than [$ ] but less than [$ ]	32%
Equal to or greater than [$ ] but less than [$ ]	34%
Equal to or greater than [$ ] but less than [$ ]	36%
Equal to or greater than [$ ] but less than [$ ]	38%
Equal to or greater than [$ ] but less than [$ ]	40%
Equal to or greater than [$ ] but less than [$ ]	50%
Equal to or greater than [$ ] but less than [$ ]	60%
Equal to or greater than [$ ] but less than [$ ]	70%
Equal to or greater than [$ ] but less than [$ ]	80%
Equal to or greater than [$ ] but less than [$ ]	90%
Equal to or greater than [$ ] but less than [$ ]	100%

A-1

EXHIBIT B

HEALTH CARE PROPERTY INVESTORS, INC.
2000 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNITS
DISTRIBUTION ELECTION AND BENEFICIARY DESIGNATION FORM

Name: [ ]	Social Security No.:

In connection with your award of Performance Restricted Stock Units on [                , 2006] under the Health Care Property Investors, Inc. 2000 Stock Incentive Plan, as amended and/or restated from time to time (the “Plan”), you have the option of selecting the timing and form of payment of the shares of Common Stock underlying your vested Units.

Please complete this election form and return it to Edward J. Henning, the Company’s General Counsel and Corporate Secretary.

Deferral of Distribution Date

Unless you elect otherwise, the Distribution Date for your Units that vest will be the vesting date of such Units; provided that in no event shall the Distribution Date occur earlier than the date of the Committee Determination with respect to such Units. You may elect a new Distribution Date with respect to some or all of the Tranches by completing the deferral election grid below. Please note that, subject to the restrictions set forth below and in the Agreement, your new Distribution Date with respect to a Tranche can take any of the following forms:

•                                          You may elect a date certain for your Distribution Date (e.g., January 1, 2010),

•                                          You may elect that your Distribution Date will be the date of your death or termination of employment, or

•                                          You may elect a Distribution Date that is the earlier of two dates/events (e.g., the earlier of January 1, 2010, or termination of your employment).

If you do not elect a Distribution Date on or before the Grant Date, you will be deemed to have elected distribution of your vested Units on or as soon as administratively practical after the applicable vesting date of your Units. If, after the Grant Date, you want to change the Distribution Date with respect to any of your vested Units, your new election must be made at least one year prior to the then-existing Distribution Date, the new Distribution Date you elect must be at least five years after the then-existing Distribution Date, and the change must otherwise satisfy the “subsequent election” rules of Section 409A(a)(4)(C) of the Code. If your election to defer your Distribution Date is not timely, it will not be valid.

You acknowledge and understand that by electing a new Distribution Date with respect to one or more of the Tranches, you are hereby revoking the then-existing Distribution Date with respect to such Tranche(s). You further acknowledge and agree that the distribution of the shares of Common Stock underlying your Units may coincide with a period during which you are prohibited from selling, disposing or otherwise transferring such shares pursuant to the Company’s Insider Trading Policy, or by law, and therefore, you may not be able to sell, dispose or otherwise transfer such shares to pay any sums required by federal, state or local tax law to be withheld with respect to the issuance of such shares.

Tranche	Vesting Date	Distribution Date*
1	1st Anniversary ofGrant Date
2	2nd Anniversary of Grant Date
3	3rd Anniversary of Grant Date
4	4th Anniversary of Grant Date
5	5th Anniversary of Grant Date

*  Specify “Vesting Date” if you desire payment of the vested Units on or as soon as administratively practical after the vesting date of the Units. Otherwise, indicate the Distribution Date you elect. In all events your election is subject to the rules stated above (including, without limitation, the 5-year deferral requirement set forth above if you are electing a change after the Grant Date).

Form of Payment

Distribution of all of your vested Units underlying a Tranche will be made in shares of Common Stock in a lump sum on or as soon as practicable after the Distribution Date with respect to such Units. For example, all of your vested Units under Tranche 1 will be distributed to you on or as soon as practicable after the Vesting Date with respect to Tranche 1 (unless you elect a later Distribution Date as provided above). You may, however, elect at the time of your award to have vested Units with respect to any Tranche distributed in the form of two or more annual installments over a fixed number of years. For example, if you elect to have your vested Units underlying Tranche 1 distributed in five installments, your vested Units will be distributed to you in five equal payments on or as soon as practicable after the Distribution Date with respect to Tranche 1 and each of the first four anniversaries of the Distribution Date for Tranche 1.

If you elect to have any or all of your vested Units underlying a Tranche distributed in installments, you must elect a number of equal annual installments which will result in a distribution of at least 1,000 shares of Common Stock per installment with respect to such Tranche (otherwise, the number of installments you elected will be reduced by the Company to produce a distribution of at least 1,000 shares of Common Stock per installment). If you would like to change a form of distribution election you have made (or if you would like to make an initial form of distribution election in the event that you did not make such an election at the time of the award), your election must be made at least one year prior to the then-existing Distribution Date, and you must elect a new Distribution Date that is at least five years after the then-existing Distribution Date. If your election to defer your Distribution Date is not timely, it will not be valid. Furthermore, if you are changing an existing form of distribution election, your election change cannot result in an acceleration (within the meaning of Section 409A of the Code) of payments, and the change must otherwise satisfy the “subsequent election” rules of Section 409A(a)(4)(C) of the Code.

Tranche	Vesting Date	Number of Installments (Shares of Common Stock per Installment)
1	1st Anniversary of Grant Date	( )
2	2nd Anniversary of Grant Date	( )
3	3rd Anniversary of Grant Date	( )
4	4th Anniversary of Grant Date	( )
5	5th Anniversary of Grant Date	( )

Beneficiary Designation

I hereby designate the following individual as beneficiary to receive distribution of my vested Units, if any, in the event of my death. Distribution of such vested Units will be in the form, and on the Distribution Date(s), in effect with respect to such vested Units as of the date of my death.

Beneficiary Information Name: (Please print) Last First Middle Initial Sex: Relationship to Participant: Social Security No.: Date of Birth: Address: City: State: Zip Code:

Please retain a copy of this Distribution Election Form for your records.

Signature: [ ]	Date Signed